Exhibit (j) under Form N-1A
                                             Exhibit 8 under Item 601/Reg. S-K



 CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the caption "Financial Highlights" in the Class A Shares, Class B Shares, Class C Shares and Class F Shares Prospectus and "Independent Registered Public Accounting Firm" in the Class A Shares, Class B Shares, Class C Shares and Class F Shares Statement of Additional Information for Federated Government Income Securities, Inc. in Post-Effective Amendment Number 2 to the Registration Statement (Form N-1A, No. 333-122488) of Federated Government Income Securities, Inc., and to the incorporation by reference therein of our report dated April 7, 2006 on the financial statements and financial highlights of Federated Government Income Securities, Inc. included in the Annual Report to Shareholders for the fiscal year ended February 28, 2006.






Boston, Massachusetts
April 25, 2006